Exhibit 99.2

EXECUTION VERSION

August 17, 2016

BB&T Corporation 200 W 2nd St. Winston Salem, NC 27101-4019	AmRisc, LLC 20405 Hwy 249, Ste. 430 Houston, TX 77070

R. Daniel Peed 20405 Hwy 249, Ste. 430 Houston, TX 77070	AmCo Holding Company American Coastal Insurance Company 20405 Hwy 249, Ste. 430 Houston, TX 77070

Re: Consent	to Proposed Transaction (this “Letter Agreement”)

Ladies and Gentlemen:

Reference is made herein to the agreements and arrangements set forth on Annex A attached hereto defined as the “AmRisc Agreements”.

Reference is also made herein to the Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among United Insurance Holdings Corp., a Delaware corporation (“UIHC”), Kilimanjaro Corp., a North Carolina corporation and a direct wholly-owned subsidiary of UIHC, Kili LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of UIHC, RDX Holding, LLC, a Delaware limited liability company (the “Sole Stockholder”), the members of the Sole Stockholder party thereto, and AmCo Holding Company, a North Carolina corporation (“AmCo”).

In connection with the execution of the Merger Agreement, the parties hereto hereby agree as follows:

SECTION 1.    No Violation of Restrictive Covenants. Notwithstanding anything to the contrary in any AmRisc Agreement or any other agreement or understanding between or among any of AmRisc, LLC (“AmRisc”), BB&T Corporation (together with BB&T Insurance Services, Inc., “BB&T”) or any of their respective affiliates, on the one hand, and any of the individuals and entities set forth on Annex B attached hereto (collectively, the “Restricted Persons”), on the other hand, AmRisc and BB&T hereby (a) consent to the Restricted Persons (other than AmCo and ACIC) owning shares of capital stock of UIHC; (b) consent to R. Daniel Peed (“Peed”) serving on the board of directors of UIHC or any of its subsidiaries (and any committees thereof) and/or serving as a non-executive officer of or consultant to UIHC or any of its subsidiaries; and (c) agree that no such ownership or service, or any action taken by or on behalf of any Restricted Person on behalf of UIHC or any of its subsidiaries in his, her or its capacity as a subsidiary or a stockholder, director, non-executive officer, employee or agent of UIHC or any of its subsidiaries, shall be deemed to violate any of the AmRisc Agreements or any other agreement or understanding between or among any of the parties hereto and any of the Restricted Persons, provided that (x) nothing in this letter shall limit the obligations of AmCo, ACIC or any direct or indirect subsidiary of AmCo or ACIC (collectively, the “AmCo Subsidiaries”) under the AmCo Restrictive Covenant Agreement (as defined in Annex A), (y) from the date of the consummation of the “First Merger” contemplated by the Merger Agreement (the “First Merger”) until June 1, 2022, UIHC will, and will cause its subsidiaries to, comply with the terms of the AmCo Restrictive Covenant Agreement to the same extent as if it were a Restricted Party thereunder (provided, that nothing contained herein or in the AmCo Restrictive Covenant Agreement is intended to restrict the ability of UIHC (or any of its direct or indirect subsidiaries) from underwriting policies written on its own paper), and (z) nothing in this letter shall limit the obligations of Peed set forth in the Peed Employment Agreement other than the second sentence of Section 8(a) thereof or in Section 2(c) of the Peed Restrictive Covenant Agreements (as defined in Annex A).

SECTION 2.    Extension of Term of AmRisc MGA.

(a)    BB&T and AmCo shall, and shall cause their respective subsidiaries to, use their reasonable best efforts to take promptly, or cause to be taken, all actions to obtain the written approval or non-disapproval of the Florida Office of Insurance Regulation (the “Florida Approval”) of the MGA Amendment (as defined below); provided that in no event will either BB&T or AmCo be required to take any action or agree to any condition materially burdensome to such parties or their affiliates.

(b)    Effective upon the receipt of the Florida Approval and the consummation of the First Merger, the AmRisc MGA (as defined in Annex A) shall be amended without any further action by the parties hereto by replacing the phrase “five (5) years following the Effective Date (the “Initial Term”)” in Section 2.1 of the AmRisc MGA with “five (5) years following the consummation of the “First Merger”, as contemplated in that certain Agreement and Plan of Merger, by and among UIHC, Kilimanjaro Corp., Kili LLC, AmCo Holding Company, RDX Holding, LLC and its members party thereto (the “Initial Term”),” (such amendment, the “MGA Amendment”).

SECTION 3.    Governing Law. This Letter Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Letter Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any other jurisdiction.

SECTION 4.    Counterparts; Effectiveness. This Letter Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

SECTION 5.    Amendment; Waivers. This Letter Agreement may be amended from time to time only in a writing signed by duly authorized officers of each of the parties hereto. No waiver of any provision of this Letter Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6.    Severability. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule, law or public policy, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Letter Agreement are fulfilled to the greatest extent possible.

SECTION 7.    Effect; Beneficiaries; Assigns. This Letter Agreement shall be effective as of the date first written above upon UIHC’s receipt of counterparts hereto executed by each of the parties hereto. This Letter Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the obligations and liabilities assumed in this Letter Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. This Letter Agreement shall not be assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties hereto.

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Please evidence your agreement to the terms of this Letter Agreement by executing a counterpart hereof and returning it to us.

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ John Forney
Name:	John Forney
Title:	Chief Executive Officer

Consent Letter

Acknowledged and Agreed to by:

BB&T CORPORATION

By:	/s/ John M. Howard
Name:	John M. Howard
Title:	Vice President

BB&T INSURANCE SERVICES, INC.

By:	/s/ John M. Howard
Name:	John M. Howard
Title:	Chairman

Consent Letter

/s/ R. Daniel Peed
R. Daniel Peed

RDX HOLDING, LLC

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	Director & Sole Managing Member

AMCO HOLDING COMPANY

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	President & CEO

AMERICAN COASTAL INSURANCE COMPANY

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	Managing Member

Consent Letter

AMRISC, LLC

By:	/s/ John M. Howard
Name:	John M. Howard
Title:	Chairman

Consent Letter

ANNEX A

AMRISC AGREEMENTS

(i)	Amended and Restated Managing Agency Contract, dated as of June 1, 2015, by and between ACIC and AmRisc (the “AmRisc MGA”);

(ii)	Stock Purchase Agreement, dated as of March 26, 2015, by and among BB&T Corporation, AmCo and the Sole Stockholder;

(iii)	Employment Agreement (as amended, the “Peed Employment Agreement”), effective as of July 6, 2006, by and between AmRisc, LP (a predecessor of AmRisc) and R. Daniel Peed (“Peed”), as amended by the First Amendment to Employment Agreement, dated as of September 27, 2012, by and between AmRisc, LP and Peed, as further amended by the Second Amendment to Employment Agreement, dated as of July 6, 2014, by and between AmRisc, LP and Peed, and as further amended by the Third Amendment to Employment Agreement, dated as of March 26, 2015, by and between AmRisc, LP and Peed;

(iv)	Mutual Non-Disclosure Agreement, dated as of August 27, 2010, by and between ACIC and AmRisc, LP;

(v)	2011 Claim Settlement Authority Agreement, by and between ACIC and AmRisc LP;

(vi)	Restrictive Covenant Agreement, dated as of June 1, 2015, by and among the Sole Stockholder, AmCo, ACIC and AmRisc (the “AmCo Restrictive Covenant Agreement”);

(vii)	Restrictive Covenant Agreement, dated as of March 26, 2015, by and between AmRisc and Peed;

(viii)	Restrictive Covenant Agreement, dated as of March 26, 2015, by and between AmRisc and Peed FLP1, Ltd., L.L.P. (collectively with (vii), the “Peed Restrictive Covenant Agreements”);

The agreements described in clauses (i) through (viii) above are referred to herein as the “AmRisc Agreements.”

ANNEX B

RESTRICTED PERSONS

1.	Sole Stockholder
2.	AmCo
3.	ACIC
4.	Peed FLP1, Ltd., L.L.P.
5.	Peed